Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Inrad Optics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$18,858,656.20	(i)(ii)(iii)	0.00014760	$2,783.54
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$18,858,656.20
Total Fees Due for Filing				$2,783.54
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$2,783.54

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated April 8, 2024, by and among Inrad Optics, Inc. (the “Company”), Luxium Solutions, LLC (“Parent”) and Indigo Merger Sub, Inc.,

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share of the Company (“Common Stock”).

(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on May 3, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 17,596,142, which consists of:

a)	16,767,642 issued and outstanding shares of Common Stock; and
b)	828,500 shares of Common Stock underlying outstanding In-the-Money Company Stock Option.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, as of the close of business on May 3, 2024, the underlying value of the transaction was calculated as the sum of:

a)	the product of 16,767,642 shares of Common Stock entitled to receive the Merger Consideration multiplied by the Merger Consideration of $1.10; and
b)	the product of 828,500 shares of Common Stock underlying In the Money Options and $0.50 (which is the difference between the per share merger consideration of $1.10 and the weighted average exercise price of the In the Money Options of $0.60).

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.